Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Media:	Ben Deutsch
(404) 676-2683

		Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS
FIRST QUARTER 2006 RESULTS

•                  Worldwide unit case volume up 5 percent.

•                  EPS of $0.47 reduced by $0.02 for items impacting comparability, $0.49 before these items.

•                  Dividend per share raised by 11 percent.

ATLANTA, April 19, 2006 — The Coca-Cola Company today reported first quarter earnings per share of $0.47, including a net reduction of $0.02 per share primarily related to non-cash impairment charges of certain assets and investments in the bottling operations in Asia. Earnings per share for the first quarter of 2005 were $0.42 and included a net charge of $0.05 per share.

Chairman and CEO Neville Isdell said, “This quarter underscores that we are on track to deliver on our long-term growth targets. Spurred by innovation and execution in key markets and increasing success in stabilizing some challenging ones, we effectively balanced results across our global operations to deliver 5 percent volume growth – 3 percent in carbonated and 11 percent in noncarbonated beverages – ahead of our long-term target. Strong growth in our Latin America group and our other emerging markets, along with another solid quarter in North America, is helping to drive our business.

“Since the end of 2005, we have introduced significant new products, including

- more -

Coca-Cola Blak in France and the U.S., Coca-Cola Zero in Australia and Tab Energy, Vault, Dasani Sensations, and Simply Lemonade in the U.S. In North America, we launched the first fully integrated, cross-media campaign for Brand Coke in our Company’s history, “The Coke Side of Life,” supported by an increased level of marketing investment.

“These strong introductions, combined with the equally strong pipeline of innovation in both our carbonated and noncarbonated beverage brands, give me confidence that we will achieve our business objectives and, in doing so, create sustained growth and value for the benefit of our shareowners and other stakeholders.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  First quarter revenues were even with the prior year reflecting a 4 percent increase in gallon sales and a 1 percent benefit from pricing and mix, offset by a 2 percent decrease from structural changes, primarily from the change in the business model in Spain, and a 3 percent negative currency impact.

•                  Operating income increased 3 percent. Items impacting comparability negatively affected operating income for the first quarter 2006 by $45 million pre-tax and for the first quarter of 2005 by $50 million pre-tax. Excluding these items, operating income increased 2 percent and was negatively impacted by currency movements of 4 percent.

•                  The Company repurchased $499 million of its stock in the first quarter and intends to repurchase $2.0 to $2.5 billion of its stock for the full year.

•                  The Board of Directors approved the Company’s 44th consecutive annual dividend increase, raising the quarterly dividend 11 percent from 28 cents to 31 cents per common share. This is equivalent to an annual dividend of $1.24 per share, up from $1.12 per share in 2005.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales. Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Form 8-K filing dated April 10, 2006.)

Total Company

•                  Unit case volume increased 5 percent, led by continued strong growth in key emerging markets, including China, Russia, and Turkey. In addition, both North America and Latin America delivered another solid quarter of unit case volume growth and Northwest Europe improved unit case volume trends compared to the prior year. Offsetting these results were unit case volume declines in the Philippines, India and Africa.

•                  The Company continued to deliver growth in carbonated beverages, which increased unit case volume more than 3 percent. Key brands drove the results with Trademarks Coca-Cola, Sprite and Fanta growing unit case volume 3, 5 and 2 percent, respectively, in the quarter.

•                  Trademarks POWERade and Dasani each grew unit case volume double-digits and Minute Maid grew high single-digits, contributing to 11 percent growth in noncarbonated beverages.

•                  The Company maintained share in the nonalcoholic ready-to-drink category, which is a reversal of the prior year trend. On a category basis, the Company increased share in carbonated soft drinks, sports drinks, juice and juice drinks and packaged water.

North America

Percent Change From Prior Year
First
Quarter

Unit Case Volume	2%
Net Revenues	8%
Operating Income	24%

•                  Continued growth in both the Retail and the Foodservice and Hospitality divisions for the quarter led to a 2 percent unit case volume increase for the North America operating group, reaching the high end of its long-term growth target. Net revenues for the quarter increased 8 percent, reflecting a 3 percent increase in gallon sales, positive pricing and a mix benefit from strong sales of energy drinks and POWERade. Operating income increased 24 percent for the quarter, reflecting the revenue growth and the cycling of higher expenses, including accelerated stock option expenses, in the prior year.

•                  The Retail division’s unit case volume increased 1 percent in the quarter, reflecting 1 percent unit case volume growth in the bottler-delivered business and solid growth in warehouse-delivered water.

•                  The Foodservice and Hospitality division’s unit case volume increased 4 percent in the quarter benefiting from strong restaurant traffic trends and solid economic conditions.

•                  Overall, unit case volume growth in the quarter for carbonated beverages was positive. Unit case volume of diets and lights increased 2 percent in the quarter as continued success of Coca-Cola Zero and Diet Coke Sweetened with Splenda benefited results and led to segment share gains. Innovation continued in the quarter contributing to unit case volume growth and mix improvements with the introduction of Coca-Cola Black Cherry Vanilla and Tab Energy, as well as the national roll-out of the Vault Trademark and the Full Throttle expansion.

•                  Noncarbonated beverages unit case volume grew 7 percent in the quarter as both Trademarks POWERade and Dasani continued their double-digit growth. Warehouse-delivered juice unit case volume was negatively impacted by price increases on Minute Maid to cover raw material cost increases. This decline was partially offset by continued unit case volume growth in the Simply Trademark and Odwalla juices.

European Union

Percent Change From Prior Year
First
Quarter

Unit Case Volume	1%
Net Revenues	(21)%
Operating Income	(11)%

•                  Unit case volume in the European Union operating group increased 1 percent in the quarter as improved results for Northwest Europe and solid growth in Central Europe were partially offset by a 1 percent unit case volume decline in Germany. Net revenues declined 21 percent reflecting a 1 percent decline in gallon sales, a 14 percent negative impact from structural changes due to the change in the business model in Spain and a negative impact from currency. As noted in the Company’s 2005 Form 10-K, the Company transferred its canning rights to the Company’s bottlers in Spain at the beginning of 2006. This change did not materially impact operating income for the group but did reduce net revenues and cost of goods sold by similar amounts. Operating income decreased 11 percent in the quarter, primarily reflecting the decrease in gallon sales, the negative currency impact and increases in marketing and other expenses.

•                  Unit case volume in Northwest Europe for the quarter increased 1 percent, reflecting early traction of actions to stabilize performance compared to the prior year unit case volume decline of 6 percent. The Company continues to focus on executing the strategies and plans that are in place to address the factors impacting the business, particularly in Great Britain where carbonated soft drink trends continue to be soft.

•                  Unit case volume in Germany decreased 1 percent in the quarter primarily due to poor weather and the timing of the Easter holiday into the second quarter in 2006, which impacted marketing promotions. For the full year, the Company still expects trends in Germany to stabilize, recognizing the uncertainties created by the implementation of the amended mandatory deposit legislation in mid-2006.

North Asia, Eurasia and Middle East

Percent Change From Prior Year
First
Quarter

Unit Case Volume	15%
Net Revenues	(9)%
Operating Income	(22)%

•                  The North Asia, Eurasia and Middle East operating group increased unit case volume 15 percent for the quarter, with double-digit growth in China, Russia, and Eurasia and the Middle East, partially offset by a 2 percent decline in Japan. In addition, the joint acquisition of Multon in the second quarter of 2005, with Coca-Cola Hellenic Bottling Company, S.A., contributed to unit case volume growth in the quarter. Net revenues for the quarter decreased 9 percent, reflecting a 7 percent increase in gallon sales offset by an unfavorable currency impact and negative product and country mix, primarily due to a decline in the Georgia coffee business in Japan. Operating income decreased 22 percent for the quarter, primarily driven by the decrease in revenues and increased marketing investments.

•                  In Japan, unit case volume decreased 2 percent primarily due to a decline in Georgia coffee, partially offset by strong sports drinks unit case volume growth and improved unit case volume trends in Trademark Coca-Cola and Sokenbicha, as well as growth in the profitable full-service vending channel. A new fully integrated marketing campaign for Georgia coffee is planned for the second quarter, which will focus on renewing momentum with the core consumer base.

•                  In China, first quarter unit case volume grew 23 percent, cycling double-digit growth in the prior year quarter, led by carbonated soft drink unit case growth. Noncarbonated beverage unit case volume also continued its strong double-digit growth and resulted in continued share gains in the quarter.

•                  In Russia and Turkey, improving macroeconomic trends along with strong bottler execution and marketing led to strong unit case volume growth for the quarter.

Latin America

Percent Change From Prior Year
First
Quarter

Unit Case Volume	7%
Net Revenues	22%
Operating Income	26%

•                  The Latin America operating group delivered strong unit case volume growth of 7 percent in the quarter as solid growth in all key markets drove the results. Net revenues increased 22 percent, reflecting a 5 percent increase in gallon sales and positive pricing, mix and currency benefits. Operating income increased 26 percent, reflecting the net revenue increase as well as operating and marketing expense leverage.

•                  In Mexico, unit case volume increased 8 percent in the quarter with a continued focus on driving personal consumption, supporting brand value at home and investing in new beverages. Carbonated soft drink unit case volume grew 6 percent in the quarter driven by growth in Trademark Coca-Cola.

•                  In Brazil, unit case volume growth for the quarter was 9 percent, cycling 14 percent growth in the prior year. Solid unit case volume growth in carbonated soft drinks drove the results, as strong marketing and execution led to continued share increases.

•                  In Argentina, consumer marketing activities and bottler execution drove unit case volume growth of 3 percent in the quarter.

East, South Asia and Pacific Rim

Percent Change From Prior Year
First
Quarter

Unit Case Volume	Even
Net Revenues	14%
Operating Income	22%

•                  The East, South Asia and Pacific Rim operating group’s unit case volume was even in the quarter compared to the prior year, as unit case volume declines in India and the Philippines were offset by improved results in other key markets, including Australia. Net revenues for the quarter increased 14 percent, benefiting from a 3 percent increase in gallon sales, positive pricing and strong product and country mix offset by a slight negative currency impact. Operating income growth of 22 percent primarily reflects the benefit of the net revenue increase and cycling of higher expenses in the prior year.

•                  In Australia, the launch of Coca-Cola Zero at the beginning of the year has been successful, leading to a double-digit unit case volume increase in Trademark Coca-Cola.

•                  In India, unit case volume decreased 10 percent in the quarter, reflecting the impact of recent price increases and steps taken by the consolidated bottling operations to drive revenue growth and improve operating and working capital efficiency. The Company expects volume results to stabilize in India during the balance of the year.

•                  In the Philippines, unit case volume decreased mid single-digits in the quarter as affordability and availability issues continued to negatively impact performance, but was partially mitigated by increased sales to the trade in advance of a second quarter price increase. The Company expects performance to remain weak during 2006 as the Company and its bottling partner work together to address the issues.

Africa

Percent Change From Prior Year
First
Quarter

Unit Case Volume	(2)%
Net Revenues	3%
Operating Income	14%

•                  The Africa operating group unit case volume decreased 2 percent, driven primarily by poor weather in South Africa and the continued impact of price increases and disruption from civil unrest and the national census in Nigeria. Net revenues for the quarter increased 3 percent, reflecting a 2 percent increase in gallon sales due to timing, positive pricing and mix, partially offset by an unfavorable currency impact. Operating income growth of 14 percent primarily reflects the increase in net revenue and the benefit from the cycling of higher operating expense in the prior year.

Bottling Investments

Percent Change From Prior Year
First
Quarter

Unit Case Volume	9%
Net Revenues	6%
Operating Income	(4)%

•                  The Bottling Investments operating group unit case volume increased 9 percent in the quarter reflecting acquisitions of certain bottling operations. Net revenues increased 6 percent in the quarter due to the 9 percent unit case volume increase, favorable pricing and mix, partially offset by negative currency. Operating income decreased 4 percent in the quarter reflecting the benefit from the revenue increase and expense leverage, which was more than offset by the charge related to the impairment of certain assets and investments in the bottling operations in Asia.

Financial Review

Operating Results

Net operating revenues for the quarter were even with the prior year as a 4 percent increase in gallon sales and a 1 percent benefit from pricing and mix was offset by a 2 percent negative impact from structural change, primarily related to the change of the business model in Spain, and a 3 percent negative impact from currency.

Cost of goods sold decreased 5 percent for the quarter, reflecting 4 percent increase in gallon sales along with increases in commodity-based input and freight costs, offset by an 8 percent decrease due to structural changes, primarily related to the change of the business model in Spain, and a 3 percent decrease from currency.

Selling, general and administrative expenses for the quarter increased 2 percent, reflecting increased investments in marketing partially offset by a 3 percent decrease from currency.

The Company had other operating charges in the first quarter amounting to $45 million pre-tax ($38 million after tax) primarily related to non-cash impairment charges of certain assets and investments in the bottling operations in Asia.

Operating income for the quarter increased 3 percent, reflecting the growth in gross profit, the investments in marketing and the net benefit of charges in both the current and prior years. Excluding the items impacting comparability, the Company was affected by a negative currency impact to operating income in the quarter of 4 percent. Based on current spot rates and the anticipated benefits of hedging coverage in place, the Company currently expects the negative currency impact to be approximately 3 percent for the full year.

Equity income for the quarter decreased 5 percent in the quarter primarily due to charges at an equity investee.

Effective Tax Rate

The reported effective tax rate for the quarter was 25.0 percent. The rate was primarily impacted by the charge related to asset impairments and an underlying effective tax rate on operations of 24.0 percent. The Company currently estimates its underlying effective tax rate on operations for 2006 to be approximately 24 percent, which does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

New Operating Structure

As previously announced, effective January 1, 2006, the Company made certain changes to its operating structure to establish a new, separate internal organization for its consolidated bottling operations and its unconsolidated bottling investments. This new structure resulted in the reporting of a separate Bottling Investments operating segment, along with the six existing geographic operating segments and Corporate, beginning with the first quarter of 2006. Reclassified operating segment information can be found in the Company’s Form 8-K filing dated April 10, 2006.

Transfer of Spain Canning Rights

Effective January 1, 2006, the Company granted its bottling partners in Spain the rights to manufacture and distribute Company trademarked products in can packages. Prior to granting these rights, the Company held these rights. The Company will also reduce future marketing support payments to the bottlers. As a result, a portion of the Company’s business has essentially been converted from a finished product business model to a concentrate business model. This shift of certain products to a concentrate business model resulted in a reduction of revenues. This change did not materially impact gross profit. Had the change occurred as of January 1, 2005, revenues for the three months ended April 1, 2005, would have been reduced by approximately $154 million, with no material impact to gross profit. This change will continue to affect the comparison of certain line items of the Company’s statements of income over the remainder of 2006, but will not impact the Company’s operating income.

Items Impacting Prior Year Results

In 2005, the first quarter results included a net reduction of $0.05 per share due to a charge for accelerated amortization of stock-based compensation expenses and a tax charge related to the repatriation of foreign earnings, partially offset by a benefit related to the favorable resolution of tax matters and a gain on the issuance of stock by an equity investee.

Conference Call

The Company will host a conference call with investors and analysts to discuss the first quarter 2006 results today at 8:00 a.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.coca-cola.com in the “Investors” section. Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended

	March 31, 2006	April 1, 2005	% Change

Net Operating Revenues	$5,226	$5,206	0

Cost of goods sold	1,726	1,818	(5)

Gross Profit	3,500	3,388	3

Selling, general and administrative expenses	2,060	2,029	2

Other operating charges	45	—	—

Operating Income	1,395	1,359	3

Interest income	70	60	17

Interest expense	63	68	(7)

Equity income - net	86	91	(5)

Other loss - net	(13)	(17)	—

Gains on issuances of stock by equity investees	—	23	—

Income Before Income Taxes	1,475	1,448	2

Income taxes	369	446	(17)

Net Income	$1,106	$1,002	10

Diluted Net Income Per Share*	$0.47	$0.42	12

Average Shares Outstanding - Diluted*	2,366	2,410	(2)

*                 For the first quarter, “Basic Net Income Per Share” was $0.47 for 2006 and $0.42 for 2005 based on “Average Shares Outstanding - Basic” of 2,365 and 2,409 for 2006 and 2005, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	March 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$4,364	$4,701
Marketable securities	128	66
Trade accounts receivable, less allowances of $69 and $72, respectively	2,237	2,281
Inventories	1,549	1,379
Prepaid expenses and other assets	1,832	1,778
Total Current Assets	10,110	10,205

Investments
Equity method investments	6,599	6,562
Cost method investments, principally bottling companies	367	360
Total Investments	6,966	6,922

Other Assets	2,686	2,648
Property, Plant and Equipment - net	5,936	5,831
Trademarks With Indefinite Lives	1,969	1,946
Goodwill	1,133	1,047
Other Intangible Assets	1,011	828

Total Assets	$29,811	$29,427

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$4,954	$4,493
Loans and notes payable	4,476	4,518
Current maturities of long-term debt	29	28
Accrued income taxes	656	797
Total Current Liabilities	10,115	9,836

Long-Term Debt	1,152	1,154
Other Liabilities	1,731	1,730
Deferred Income Taxes	407	352

Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares;
Issued - 3,507 shares and 3,507 shares, respectively	877	877
Capital surplus	5,578	5,492
Reinvested earnings	31,672	31,299
Accumulated other comprehensive income (loss)	(1,577)	(1,669)
Treasury stock, at cost - 1,150 shares and 1,138 shares, respectively	(20,144)	(19,644)
Total Shareowners’ Equity	16,406	16,355
Total Liabilities and Shareowners’ Equity	$29,811	$29,427

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Three Months Ended
	March 31, 2006	April 1, 2005

Operating Activities
Net income	$1,106	$1,002
Depreciation and amortization	209	226
Stock-based compensation expense	85	135
Deferred income taxes	(28)	(5)
Equity income or loss, net of dividends	(74)	(35)
Foreign currency adjustments	48	73
Gains on issuances of stock by equity investees	—	(23)
Gains on sales of assets, including bottling interests	—	(2)
Other operating charges	45	—
Other items	49	67
Net change in operating assets and liabilities	(733)	(66)
Net cash provided by operating activities	707	1,372

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(243)	(7)
Purchases of investments and other assets	(20)	(2)
Proceeds from disposals of investments and other assets	7	15
Purchases of property, plant and equipment	(256)	(165)
Proceeds from disposals of property, plant and equipment	12	14
Other investing activities	(3)	(14)
Net cash used in investing activities	(503)	(159)

Financing Activities
Issuances of debt	72	20
Payments of debt	(146)	(202)
Issuances of stock	1	9
Purchases of stock for treasury	(509)	(96)
Dividends	—	(660)
Net cash used in financing activities	(582)	(929)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	41	(26)

Cash and Cash Equivalents
Net increase (decrease) during the period	(337)	258
Balance at beginning of period	4,701	6,707
Balance at end of period	$4,364	$6,965

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	March 31, 2006 (1)	April 1, 2005 (2)	% Fav. / (Unfav).	March 31, 2006 (3)	April 1, 2005 (5)	% Fav. / (Unfav).	March 31, 2006 (3) (4)	April 1, 2005 (5) (6)	% Fav. / (Unfav).
North America	$1,645	$1,528	8	$388	$313	24	$388	$315	23
Africa	276	268	3	103	90	14	101	86	17
East, South Asia and Pacific Rim	212	186	14	107	88	22	107	88	22
European Union	873	1,099	(21)	455	512	(11)	457	514	(11)
Latin America	603	495	22	349	277	26	349	276	26
North Asia, Eurasia and Middle East	850	932	(9)	317	409	(22)	327	406	(19)
Bottling Investments	1,014	960	6	(57)	(55)	(4)	18	34	(47)
Corporate	20	21	(5)	(267)	(275)	3	(272)	(271)	0
Eliminations	(267)	(283)	—	—	—	—	—	—	—
Consolidated	$5,226	$5,206	0	$1,395	$1,359	3	$1,475	$1,448	2

Notes: Refer to the Company’s Form 8-K filing dated April 10, 2006 for more information on the changes to the Company’s operating structure.

(1) Intersegment revenues for the first quarter of 2006 were $7 million for Africa, $16 million for East, South Asia and Pacific Rim, $182 million for European Union, $31 million for Latin America, $19 million for North Asia, Eurasia and Middle East and $12 million for Bottling Investments.

(2) Intersegment revenues for the first quarter of 2005 were $2 million for Africa, $22 million for East, South Asia and Pacific Rim, $211 million for European Union, $18 million for Latin America, and $30 million for North Asia, Eurasia and Middle East.

(3) Operating income (loss) and income (loss) before income taxes for the first quarter of 2006 were reduced by $3 million for East, South Asia and Pacific Rim and $42 million for Bottling Investments as a result of other operating charges recorded for asset impairments and restructuring.

(4) Income (loss) before income taxes for the first quarter of 2006 was reduced by $9 million for Bottling Investments due to certain items impacting an equity investee.

(5) Operating income (loss) and income (loss) before income taxes for the first quarter of 2005 were reduced by $12 million for North America, $3 million for Africa, $3 million for East, South Asia and Pacific Rim, $3 million for European Union, $4 million for Latin America, $3 million for North Asia, Eurasia and Middle East and $22 million for Corporate as a result of accelerated amortization of stock-based compensation.

(6) Income (loss) before income taxes for the first quarter of 2005 increased $23 million for Corporate due to non-cash pretax gains on issuances of stock primarily by Coca-Cola Amatil, one of our equity method investees.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2006 and April 1, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Three Months Ended March 31, 2006
		Items Impacting Comparability
	Reported (GAAP)	Equity Investee	Asset Impairments/ Restructuring	Certain Tax Matters*	After Considering Items (Non-GAAP)	% Change - Reported (GAAP)	% Change -After Considering Items (Non-GAAP)
Net Operating Revenues	$5,226				$5,226	0	0
Cost of goods sold	1,726				1,726	(5)	(5)
Gross Profit	3,500				3,500	3	3
Selling, general and administrative expenses	2,060				2,060	2	4
Other operating charges	45		$(45)		—	—	—
Operating Income	1,395		45		1,440	3	2
Interest income	70				70	17	17
Interest expense	63				63	(7)	(7)
Equity income - net	86	$9			95	(5)	4
Other income (loss) - net	(13)				(13)	—	—
Gain on issuances of stock by equity investees	—				—	—	—
Income Before Income Taxes	1,475	9	45		1,529	2	4
Income taxes	369	1	7	$(10)	367	(17)	4
Net Income	$1,106	$8	$38	$10	$1,162	10	4
Diluted Net Income Per Share	$0.47	$0.00	$0.02	$0.00	$0.49	12	4
Average Shares Outstanding - Diluted	2,366	2,366	2,366	2,366	2,366	(2)	(2)

Gross Margin	67.0%				67.0%
Operating Margin	26.7%				27.6%
Effective Tax Rate	25.0%				24.0%

	Three Months Ended April 1, 2005
		Items Impacting Comparability
	Reported (GAAP)	Issuances of Stock by Equity Investees	Resolution of Tax Matters	Repatriation of Foreign Earnings	Accelerated Amortization of Stock-Based Compensation	After Considering Items (Non-GAAP)
Net Operating Revenues	$5,206					$5,206
Cost of goods sold	1,818					1,818
Gross Profit	3,388					3,388
Selling, general and administrative expenses	2,029				$(50)	1,979
Other operating charges	—					—
Operating Income	1,359				50	1,409
Interest income	60					60
Interest expense	68					68
Equity income - net	91					91
Other income (loss) - net	(17)					(17)
Gain on issuances of stock by equity investees	23	$(23)				—
Income Before Income Taxes	1,448	(23)			50	1,475
Income taxes	446	(8)	$56	$(152)	12	354
Net Income	$1,002	$(15)	$(56)	$152	$38	$1,121
Diluted Net Income Per Share	$0.42	$(0.01)	$(0.02)	$0.06	$0.02	$0.47
Average Shares Outstanding - Diluted	2,410	2,410	2,410	2,410	2,410	2,410

Gross Margin	65.1%					65.1%
Operating Margin	26.1%					27.1%
Effective Tax Rate	30.8%					24.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains positively impacting net income are reflected as deductions to reported net income.

* Primarily related to increases in reserves related to certain tax matters.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company. Along with Coca-Cola, recognized as the world’s most valuable brand, The Coca-Cola Company markets four of the world’s top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.3 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; the availability and quality of water; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; increased competition; our ability to enter or expand our operations in emerging markets; foreign currency and interest rate fluctuations and other capital and financial market conditions; our ability to effectively align ourselves with our bottling system, including maintaining good relationships with our bottlers; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages, which could lead to production output disruptions; fluctuations in cost and shortages of raw materials, including the cost of energy; adoption of or changes to laws relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; regulatory and legal changes; our ability to achieve overall long term goals; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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